Exhibit 99.1

Basin Water Responds to Media and Other Inquiries Regarding Status Of NASDAQ Listing; Company’s Business Prospects Not Affected By Process

Rancho Cucamonga, CA (September 4, 2008) — Basin Water, Inc. (NASDAQ: BWTR) in response to inquiries from media representatives and others, states that its receipt of a NASDAQ Staff Determination letter on August 14, 2008, regarding the Company’s listing status on NASDAQ was an expected and routine response by NASDAQ resulting from Basin Water’s failure to file a timely second quarter Form 10-Q. As the Company previously stated it has filed for a hearing which is currently scheduled for October 16, 2008, by which time the Company expects that it will have made substantial progress on the issues related to the delay in filing.

As the Company previously disclosed, it delayed filing its Form 10-Q for the quarter ended June 30, 2008, pending the completion by its Audit Committee of a review of the Company’s accounting for certain specific transactions relating mainly to revenue recognition in prior financial periods.

In accordance with its standard procedures, NASDAQ informed the Company that its stock is subject to potential delisting because the Company delayed filing required financial reports. In accordance with standard NASDAQ procedures, the Company requested a hearing before the NASDAQ Qualifications Panel regarding the possible listing suspension. Also in accordance with its standard procedure, NASDAQ has stayed any act to suspend or delist Basin Water stock until after receiving the decision from the panel.

In the interim the Company has continued to promote its expanded product offering and focus on its national municipal and industrial presence. “We are continuing to execute our strategy, fill our pipeline with new business prospects and move those prospects toward confirmed orders,” said Michael Stark, CEO. “The fundamentals of our business remain sound, and I believe that Basin Water has a bright future,” he said. “The fact that we are currently unable to publish financial results for our second quarter ended June 30, 2008, has no effect on our operational capabilities.”

About Basin Water

Basin Water, Inc. is a provider of reliable, long-term process solutions for a range of clients, which includes designing, building and implementing systems for the treatment of contaminated groundwater, the treatment of wastewater, waste reduction and resource recovery. Basin Water employs treatment technologies including its own proprietary, scalable ion-exchange wellhead treatment system, along with a host of other treatment technologies designed to meet customer needs in an efficient, flexible and cost effective manner. Additional information may be found on the Company’s web site: www.basinwater.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the Company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the Company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the results of the Audit Committee’s internal inquiry regarding the Company’s accounting, negative reactions from the Company’s stockholders, creditors or customers to the delay in providing financial information, the impact and result of any litigation, investigation or other action by The Nasdaq Stock Market (including delisting), the SEC, any other governmental agency, or other parties related to the Company or its delay in providing financial information, the Company’s limited operating history, significant operating losses associated with certain of the Company’s contracts, the Company’s ability to identify and consummate other acquisition opportunities that improve the Company’s revenues and profitability, significant fluctuations in its revenues from period to period, its ability to effectively manage its growth, the success of the Company’s strategic partners, its long sales cycles, market acceptance of its technology, the geographic concentration of its operations and customers, its ability to meet customer demands and compete technologically, the Company’s ability to protect its intellectual property, regulatory approvals of the Company’s systems, changes in governmental regulation that may affect the water industry, particularly with respect to environmental laws, the Company’s ability to attract and retain qualified personnel and management members, the Company’s ability to manage its capital to meet future liquidity needs, changes in the Company’s management and board of directors and the timing of the Company’s stock repurchases, if any. More detailed information about these risks and uncertainties are contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation to update these forward-looking statements to reflect any change in future events.

CONTACT: Basin Water, Inc.

W. Christopher Chisholm

Vice President & Chief Financial Officer

909 481-6800

www.basinwater.com

Source: Basin Water, Inc.